KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces 2023 First Quarter Results

Kingston, NY — May 11, 2023 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a Northeast regional property and casualty insurance holding company, today announced its financial results for the quarter ended March 31, 2023. The Company will host a conference call for analysts and investors on May 12, 2023, at 8:30 a.m. Eastern Time, as previously announced on April 21, 2023.

Financial and Operational Highlights
2023 First Quarter
(All results are compared to prior year quarterly period unless otherwise noted)

- Loss per share of $(0.47) compared to loss per share of $(0.87); net operating loss per share[1] of $(0.56) compared to $(0.54). Losses attributable to catastrophes were $(0.27) per share compared to $(0.22)
- Book value per share of $3.09, down 8.6% from the prior quarter. Book value per share excluding Accumulated Other Comprehensive (Loss)[1] was $4.39
- Direct written premiums[1] grew by 10.7% to $47.6 million
- Net premiums earned increased 5.9% to $28.3 million
- Net combined ratio decreased to 123.3% from 124.5%
- Net loss ratio was 88.6%, up from 86.0%, including 13.2% of catastrophe losses up from 11.3%
- Net underwriting expense ratio decreased to 34.7% from 38.5%
- Net combined ratio excluding catastrophes and prior year loss development[1] was 110.1% compared to 113.2%
- No shares repurchased during Q1

Annual Meeting of Stockholders

As previously announced, the 2023 Annual Meeting of Stockholders will be held on Wednesday, August 9, 2023 at 9:00 A.M. at 15 Joys Lane, Kingston, New York. Stockholders of record as of the close of business on June 15, 2023 will be entitled to vote at the Annual Meeting.

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[1] These measures are not based on accounting principles generally accepted in the United States ("GAAP") and are defined and reconciled below to the most directly comparable GAAP measures.

Management Commentary

Barry Goldstein, Kingstone's Chairman and Chief Executive Officer, commented, "We have been working diligently to strengthen and fortify our business, as we continue to navigate today's challenging environment. While we are reporting an underwriting loss for the first quarter, this is not unexpected given the difficult northeast winter and reflects a reality of operating within this region. Looking ahead, I believe that many of the headwinds we've faced will begin to slow, enabling us to see increasing benefits from the strategic actions we've taken. Our entire team remains relentlessly focused on improving our underwriting results and returning Kingstone to profitability."

Jennifer Gravelle, Kingstone's Chief Financial Offer, continued, "While our underwriting loss this quarter was comparable to last year due to weather-related events, our investment results improved due to the stabilization of the capital markets. Further, we've continued to make great progress on our disciplined expense reduction efforts, an important part of building a strong foundation for sustained growth."

Meryl Golden, Kingstone's Chief Operating Officer, concluded, "We've already made inroads on Kingstone 3.0, our four-pillar strategy for 2023 and 2024, which we introduced last quarter. We're rapidly offloading our unprofitable non-New York book of business to enhance our bottom line, are seeing average premiums up materially due to rate changes and updated replacement costs, have kept our tight underwriting criteria in place and implemented a host of initiatives to manage our PML, and are reporting that our expense ratio is down considerably and continues to decline. I'm optimistic for Kingstone's future and remain laser-focused on implementing our strategic plan that will restore us to profitability and deliver long term value for shareholders."

See "Forward-Looking Statements"

Financial Highlights Table

($ in thousands except per share data)	Three Months Ended March 31, 2023	2022	% Change
Direct written premiums[1]	$ 47,597	$ 42,984	10.7%
Net written premiums[1]	$ 23,969	$ 24,918	-3.8%
Net premiums earned	$ 28,255	$ 26,673	5.9%
Total ceding commission revenue	$ 5,445	$ 4,681	16.3%
Net investment income	$ 1,541	$ 1,359	13.4%
Net gains (losses) on investments	$ 1,225	$ (4,398)	na
U.S. GAAP loss	$ (5,055)	$ (9,198)	-45.0%
U.S. GAAP Diluted loss per share	$ (0.47)	$ (0.87)	-45.7%
Comprehensive loss	$ (3,103)	$ (16,959)	-81.7%
Net operating loss[1]	$ (6,022)	$ (5,723)	5.2%
Net operating loss[1] per share	$ (0.56)	$ (0.54)	4.0%
Return on average equity (annualized)	-58.2%	-54.9%	6.0%
Net loss ratio	88.6%	86.0%	2.6 pts
Net underwriting expense ratio	34.7%	38.5%	-3.8 pts
Net combined ratio	123.3%	124.5%	-1.2 pts
Effect of catastrophes and prior year loss development on net combined ratio[1]	13.2 pts	11.3 pts	1.9 pts
Net combined ratio excluding effect of catastrophes and prior year loss development[1]	110.1%	113.2%	-3.1 pts

1 These measures are not based on GAAP and are defined and reconciled below to the most directly comparable GAAP measures.

2023 First Quarter Financial Review

Net loss:

Net loss was $5.1 million during the three-month period ended March 31, 2023, compared to net loss of $9.2 million in the prior year period. Typically, the first quarter of the year produces an underwriting loss due to the geographic positioning of Kingstone's policyholders.

Earnings (Loss) per share ("EPS"):

Kingstone reported EPS of $(0.47) per diluted share for the three months ended March 31, 2023, compared to EPS of $(0.87) per diluted share for the three months ended March 31, 2022. EPS for the three-month periods

ended March 31, 2023 and 2022 was based on 10.8 million and 10.6 million weighted average diluted shares outstanding, respectively.

Direct Written Premiums,[1] Net Written Premiums[1] and Net Premiums Earned
Direct written premiums[1] for the first quarter of 2023 were $47.6 million, an increase of $4.6 million, or 10.7%, from $43.0 million in the prior year period. The increase is primarily attributable to a $4.0 million increase in premiums from our personal lines business and a $0.6 million increase in our livery physical damage product.

Net written premiums[1] decreased $0.9 million, or 3.8%, to $24.0 million during the three-month period ended March 31, 2023 from $24.9 million in the prior year period. The decrease in the first quarter was attributable to the runoff of a 8.5% portion of a 30% personal lines quota share treaty. The remainder of the treaty was on a cutoff basis and was placed at 30% on January 1, 2023.

Net premiums earned for the quarter ended March 31, 2023 increased 5.9% to $28.3 million, compared to $26.7 million for the quarter ended March 31, 2022. The increase in the first quarter was attributable to an increase in direct written premiums.

Net Loss Ratio:
For the quarter ended March 31, 2023, the Company's net loss ratio was 88.6%, compared to 86.0% in the prior year period. The loss ratio increased from the prior year period mainly due to an increase in catastrophe losses. The impact of catastrophe losses was 13.2 points for 2023 compared to 11.3 points in the prior year.

Net Underwriting Expense Ratio:
For the quarter ended March 31, 2023, the net underwriting expense ratio was 34.7% as compared to 38.5% in the prior year period, a decrease of 3.8 percentage points. The decrease in the first quarter was primarily attributable to the increase in provisional ceding commissions from the 30% personal lines quota share, a decrease in IT expenses from the retirement of the Company's legacy systems and changes to producer commissions..

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[1] These measures are not based on GAAP and are defined and reconciled below to the most directly comparable GAAP measures.

Balance Sheet / Investment Portfolio
Kingstone's cash and investment holdings were $190.6 million at March 31, 2023 compared to $191.0 million at March 31, 2022. The Company's investment holdings are comprised primarily of investment grade corporate, mortgage-backed and municipal securities, with fixed income investments representing approximately 90.1% of total investments at March 31, 2023 and 90.7% at December 31, 2022. The Company's effective duration on its fixed-income portfolio is 4.3 years.

Net investment income increased 13.4% to $1.54 million for the first quarter of 2023 from $1.36 million in the prior year period.

Accumulated Other Comprehensive Income/ (Loss) ("AOCI"), net of tax
As of March 31, 2023, AOCI was a loss of $(14.0) million compared to loss of $(16.0) million at December 31, 2022. The increase in AOCI at March 31, 2023 of $2.0 million is attributable to the impact of stabilizing interest rates on available for sale securities since December 31, 2022.

Share Repurchase Program

The Company did not repurchase any shares during the quarter.

Book Value

The Company's book value per share at March 31, 2023 was $3.09, a decline of 8.6% compared to $3.38 at December 31, 2022.

	31-Mar-23	31-Dec-22	30-Sep-22	30-Jun-22	31-Mar-22
Book Value Per Share	$ 3.09	$ 3.38	$ 3.65	$ 4.42	$ 5.50
% Increase from specified period to 3/31/23		*-8.6%*	*-15.3%*	*-30.1%*	*-43.8%*

Book value excluding Accumulated Other Comprehensive (Loss) Income per Share[1]

The Company's book value excluding Accumulated Other Comprehensive (Loss) per share at March 31, 2023 was $4.39, a decline of 9.8% compared to $4.87 at December 31, 2022.

	31-Mar-23	31-Dec-22	30-Sep-22	30-Jun-22	31-Mar-22
Book Value Per Share Excluding Accumulated Other Comprehensive (Loss) Income[1]	$ 4.39	$ 4.87	$ 5.15	$ 5.55	$ 6.06
% Increase from specified period to 3/31/23		*-9.8%*	*-14.7%*	*-20.8%*	*-27.5%*

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[1] This measure is not based on GAAP and is defined and reconciled below to the most directly comparable GAAP measure.

Conference Call Details

Management will discuss the Company's operations and financial results in a conference call on Friday, May 12, 2023, at 8:30 a.m. ET.

The dial-in numbers are:
877-407-3105 (U.S.)
201-493-6794 (International)

Accompanying Webcast

The call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link:

Kingstone Companies First Quarter 2023 Financial Results Webcast

The webcast will be archived and accessible for approximately 30 days.

Definitions and Non-GAAP Measures

Direct written premiums represent the total premiums charged on policies issued by the Company during the respective fiscal period. **Net premiums written** are direct written premiums less premiums ceded to reinsurers. Net premiums earned, the GAAP measure most comparable to direct written premiums and net premiums written, are net premiums written that are pro-rata earned during the fiscal period presented. All of the Company's policies are written for a twelve-month period. Management uses direct written premiums and net premiums written, along with other measures, to gauge the Company's performance and evaluate results.

Net operating income (loss) - is net income (loss) exclusive of realized investment gains (losses), net of tax. Net income (loss) is the GAAP measure most closely comparable to net operating income (loss).

Management uses net operating income (loss) along with other measures to gauge the Company's performance and evaluate results, which can be skewed when including realized investment gains (losses), and may vary significantly between periods. Net operating income (loss) is provided as supplemental information, not as a substitute for net income (loss) and does not reflect the Company's overall profitability.

Book value per share excluding accumulated other comprehensive (loss) income - is book value per share excluding the impact of accumulated other comprehensive (loss) income or AOCI. Management uses book value per share excluding accumulated other comprehensive (loss) income to evaluate the results to exclude the impact of interest rate changes on our fixed income portfolio.

Net combined ratio excluding effect of catastrophes and prior year loss development - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes and prior year loss development on the net combined ratio.

We believe that these ratios are useful to investors, and they are used by management to reveal the trends in our business that may be obscured by catastrophe losses and prior year loss development. Catastrophe losses cause our loss ratios to vary significantly between periods as a result of their incidence of occurrence and magnitude and can have a significant impact on the net loss ratio and net combined ratio. Prior year loss development can cause our loss ratio to vary significantly between periods and separating this information allows us to better compare the results for the current accident period over time. We believe these measures are useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide them to facilitate a comparison to our outlook on the net combined ratio excluding the effect of catastrophes and prior year loss development. The most directly comparable GAAP measure is the net combined ratio. The net combined ratio excluding the effect of catastrophes

and prior year loss development should not be considered a substitute for the net combined ratio and does not reflect the Company's net combined ratio.

The table below reconciles direct written premiums and net written premiums to net premiums earned for the periods presented:

	For the Three Months Ended March 31,			
(000's except percentages)	**2023**	**2022**	**$ Change**	**% Change**
Direct and Net Written Premiums Reconciliation:				
Direct written premiums	$ 47,597	$ 42,984	$ 4,613	10.7 %
Ceded written premiums	(23,628)	(18,066)	(5,562)	30.8
Net written premiums	23,969	24,918	(949)	(3.8) %
Change in unearned premiums	4,286	1,755	2,531	144.2
Net premiums earned	**$ 28,255**	**$ 26,673**	**$ 1,582**	**5.9 %**

(Components may not sum due to rounding)

The following table reconciles net operating loss to net (loss) income for the periods indicated:

	For the Three Months Ended			
	March 31, 2023		March 31, 2022	
(000's except per common share amounts and percentages)	Amount	Diluted loss per common share	Amount	Diluted loss per common share
Net Loss and Diluted Loss per Common Share Reconciliation:				
Net loss	**$ (5,055)**	**$ (0.47)**	**$ (9,198)**	**$ (0.87)**
Net realized (gain) loss on investments	(1,225)		4,398	
Less tax (expense) benefit on net realized (gain) loss	(257)		924	
Net realized (gain) loss on investments, net of taxes	(968)	**$ (0.09)**	3,474	**$ 0.33**
Net operating loss	**$ (6,022)**	**$ (0.56)**	**$ (5,723)**	**$ (0.54)**
Weighted average diluted shares outstanding	10,756,913		10,630,450	

(Components may not sum due to rounding)

The following table reconciles book value excluding accumulated other comprehensive (loss) income to book value as of the dates indicated:

	31-Mar-23	31-Dec-22	30-Sep-22	30-Jun-22	31-Mar-22
Book Value Per Share	$ 3.09	$ 3.38	$ 3.65	$ 4.42	$ 5.50
Acccumulated other comprehensive loss	$ (14,007,076)	$ (15,958,428)	$ (15,978,570)	$ (11,994,258)	$ (5,964,578)
Shares outstanding	10,760,559	10,700,106	10,645,675	10,645,675	10,637,901
Accumulated other comprehensive loss per common share	$ (1.30)	$ (1.49)	$ (1.50)	$ (1.13)	$ (0.56)
Book value per share excluding acccumulated other comprehensive loss	$ 4.39	$ 4.87	$ 5.15	$ 5.55	$ 6.06

(Components may not sum due to rounding)

The following table reconciles the net combined ratio excluding catastrophes and prior year loss development to the net combined ratio for the periods presented:

	For the Three Months Ended March 31,			
	2023	**2022**	**Percentage Point Change**	
Net Combined Ratio Excluding Catastrophes and Prior Year Loss Development Reconciliation:				
Net Combined Ratio Excluding Catastrophes and Prior Year Loss Development	**110.1%**	**113.2%**	**(3.1)**	**pts**
Effect of catastrophe losses and prior year loss development				
Catastrophe losses	13.2%	11.3%	1.9	pts
Prior year loss development	0.0%	0.0%	-	pts
Effect of catastrophe losses and prior year loss development on net loss and loss adjustment expenses	13.2%	11.3%	1.9	pts
Net underwriting expense ratio	0.0%	0.0%	-	pts
Total effect of catastrophe losses and prior year loss development	13.2%	11.3%	1.9	pts
Net combined ratio	**123.3%**	**124.5%**	**(1.2)**	**pts**

The following table reconciles the net loss ratio excluding catastrophes and prior year loss development to the net loss ratio for the periods presented:

	For the Three Months Ended March 31,			
	2023	**2022**	**Percentage Point**	
Net Loss Ratio Excluding Catastrophes and Prior Year Loss Development Reconciliation:				
Net Loss Ratio Excluding Catastrophes and Prior Year Loss Development	**75.4%**	**74.7%**	**0.7**	**pts**
Effect of catastrophe losses and prior year loss development				
Catastrophe losses	13.2%	11.3%	1.9	pts
Prior year loss development	0.0%	0.0%	-	pts
Effect of catastrophe losses and prior year loss development on net loss and loss adjustment expenses	13.2%	11.3%	1.9	pts
Net loss ratio	**88.6%**	**86.0%**	**2.6**	**pts**

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)

	For the Three Months Ended March 31, 2023	For the Three Months Ended March 31, 2022
Revenues		
Net premiums earned	$ 28,254,953	$ 26,673,380
Ceding commission revenue	5,445,407	4,681,396
Net investment income	1,541,492	1,359,100
Net gains (losses) on investments	1,224,871	(4,398,405)
Other income	161,040	235,824
Total revenues	36,627,763	28,551,295
Expenses		
Loss and loss adjustment expenses	25,039,410	22,941,198
Commission expense	8,539,762	8,351,086
Other underwriting expenses	6,871,619	6,815,949
Other operating expenses	662,634	881,955
Depreciation and amortization	808,130	770,110
Interest expense	1,009,891	456,545
Total expenses	42,931,446	40,216,843
Loss from operations before taxes	(6,303,683)	(11,665,548)
Income tax benefit	(1,248,973)	(2,468,016)
Net loss	(5,054,710)	(9,197,532)
Other comprehensive income (loss), net of tax		
Gross change in unrealized gains (losses) on available-for-sale-securities	2,467,426	(9,865,777)
Reclassification adjustment for losses included in net loss	2,639	41,324
Net change in unrealized gains (losses), on available-for-sale-securities	2,470,065	(9,824,453)
Income tax (expense) benefit related to items of other comprehensive income (loss)	(518,713)	2,063,136
Other comprehensive income (loss), net of tax	1,951,352	(7,761,317)
Comprehensive loss	$ (3,103,358)	$ (16,958,849)
Loss per common share:		
Basic	$ (0.47)	$ (0.87)
Diluted	$ (0.47)	$ (0.87)
Weighted average common shares outstanding		
Basic	10,756,913	10,630,450
Diluted	10,756,913	10,630,450
Dividends declared and paid per common share	$ -	$ 0.04

The following table summarizes gross and net written premiums, net premiums earned, net loss and loss adjustment expenses and net loss ratio by major product type, which were determined based primarily on similar economic characteristics and risks of loss.

	For the Three Months Ended March 31,	
	2023	2022
Gross premiums written:		
Personal lines(3)	$ 44,170,938	$ 40,163,149
Livery physical damage	3,405,668	2,773,280
Other(1)	20,840	47,468
Total gross premiums written	$ 47,597,446	$ 42,983,897
Net premiums written:		
Personal lines(3)	$ 20,551,687	$ 22,110,665
Livery physical damage	3,405,668	2,773,280
Other(1)	11,392	34,243
Total net premiums written	$ 23,968,747	$ 24,918,188
Net premiums earned:		
Personal lines(3)	$ 25,019,085	$ 24,160,216
Livery physical damage	3,211,834	2,474,565
Other(1)	24,034	38,599
Total net premiums earned	$ 28,254,953	$ 26,673,380
Net loss and loss adjustment expenses(4):		
Personal lines	$ 22,569,609	$ 21,036,154
Livery physical damage	1,385,141	830,569
Other(1)	151,607	(23,400)
Unallocated loss adjustment expenses	891,090	969,393
Total without commercial lines	24,997,447	22,812,716
Commercial lines (in run-off effective July 2019)(2)	41,963	128,482
Total net loss and loss adjustment expenses	$ 25,039,410	$ 22,941,198
Net loss ratio(4):		
Personal lines	90.2%	87.1%
Livery physical damage	43.1%	33.6%
Other(1)	630.8%	-60.6%
Total without commercial lines	88.5%	85.5%
Commercial lines (in run-off effective July 2019)(2)	na	na
Total	88.6%	86.0%

1. "Other" includes, among other things, premiums and loss and loss adjustment expenses from our participation in a mandatory state joint underwriting association and loss and loss adjustment expenses from commercial auto.
2. In July 2019, the Company decided that it will no longer underwrite Commercial Liability risks.
3. See discussion with regard to "Direct Written Premiums, Net Written Premiums and Net Premiums Earned" above.
4. See discussion above with regard to "Net Loss Ratio".

Condensed Consolidated Balance Sheets

	March 31, 2023	December 31, 2022
	(unaudited)	
Assets		
Fixed-maturity securities, held-to-maturity, at amortized cost (fair value of $6,825,609 at March 31, 2023 and $6,600,388 at December 31, 2022)	$ 7,765,096	$ 7,766,140
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $172,374,518 at March 31, 2023 and $174,918,427 at December 31, 2022)	154,641,319	154,715,163
Equity securities, at fair value (cost of $18,011,146 at March 31, 2023 and $18,086,700 at December 31, 2022)	14,622,549	13,834,390
Other investments	3,135,449	2,771,652
Total investments	180,164,413	179,087,345
Cash and cash equivalents	10,500,753	11,958,228
Premiums receivable, net	13,339,037	13,880,504
Reinsurance receivables, net	78,018,606	66,465,061
Deferred policy acquisition costs	22,692,044	23,819,453
Intangible assets	500,000	500,000
Property and equipment, net	10,199,878	10,541,935
Deferred income taxes, net	11,061,418	10,331,158
Other assets	3,921,334	3,748,847
Total assets	$ 330,397,483	$ 320,332,531
Liabilities		
Loss and loss adjustment expense reserves	$ 124,121,818	$ 118,339,513
Unearned premiums	105,159,893	107,492,777
Advance premiums	5,660,391	2,839,028
Reinsurance balances payable	20,110,212	13,061,966
Deferred ceding commission revenue	10,739,429	10,619,569
Accounts payable, accrued expenses and other liabilities	6,147,717	6,651,723
Debt, net	25,176,019	25,158,523
Total liabilities	297,115,479	284,163,099
Commitments and Contingencies		
Stockholders' Equity		
Preferred stock, $.01 par value; authorized 2,500,000 shares	-	-
Common stock, $.01 par value; authorized 20,000,000 shares; issued 12,231,965 shares at March 31, 2023 and 12,171,512 shares at December 31, 2022; outstanding 10,760,559 shares at March 31, 2023 and 10,700,106 shares at December 31, 2022	122,320	121,715
Capital in excess of par	74,734,915	74,519,590
Accumulated other comprehensive loss	(14,007,076)	(15,958,428)
Accumulated deficit	(22,000,674)	(16,945,964)
	38,849,485	41,736,913
Treasury stock, at cost, 1,471,406 shares at March 31, 2023 and December 31, 2022	(5,567,481)	(5,567,481)
Total stockholders' equity	33,282,004	36,169,432
Total liabilities and stockholders' equity	$ 330,397,483	$ 320,332,531

About Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products in New York, New Jersey, Rhode Island, Massachusetts, and Connecticut. Kingstone is also licensed in Pennsylvania, New Hampshire and Maine.

Forward-Looking Statements

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A ("Risk Factors") of our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission and Part I, Item 2 of our Quarterly Report on Form 10-Q for the period ended March 31, 2023 to be filed with the Securities and Exchange Commission. These risks and uncertainties include, without limitation, the following:

- As a property and casualty insurer, we may face significant losses from catastrophes and severe weather events.

- Unanticipated increases in the severity or frequency of claims may adversely affect our operating results and financial condition.

- We are exposed to significant financial and capital markets risk which may adversely affect our results of operations, financial condition and liquidity, and our net investment income can vary from period to period.

- The insurance industry is subject to extensive regulation that may affect our operating costs and limit the growth of our business, and changes within this regulatory environment may adversely affect our operating costs and limit the growth of our business.

- Changing climate conditions may adversely affect our financial condition, profitability or cash flows.

- Because a significant portion of our revenue is currently derived from sources located in New York, our business may be adversely affected by conditions in such state.

- We are highly dependent on a relatively small number of insurance brokers for a large portion of our revenues.

- Actual claims incurred may exceed current reserves established for claims, which may adversely affect our operating results and financial condition.

- We rely on our information technology and telecommunication systems, and the failure of these systems could materially and adversely affect our business.

Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Kingstone Companies, Inc.
Jennifer Gravelle
Chief Financial Officer
(845) 768-1970